Exhibit 23.3

Consent of Independent Certified Public Accountants

We have issued our report dated August 31, 2011 with respect to the consolidated financial statements of HealthTran LLC for the years ended May 31, 2011 and 2010, and included in the Current Report on Form 8-K/A dated March 14, 2012, of SXC Health Solutions Corp., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Denver, Colorado

May 4, 2012